Exhibit 99.8

AMENDMENT TO EXECUTIVE SALARY CONTINUATION AGREEMENT

This agreement (the “Amendment”), dated as of February            , 2006 amends the Executive Salary Continuation Agreement between Western Sierra National Bank, a national banking association (“Bank”), and Kirk N. Dowdell (“Executive”) dated February 1, 2002 (the “SERP”).

RECITALS

A.                                    Executive currently serves as an executive of the Bank.

B.                                    Executive and the Bank are parties to the SERP pursuant to which Executive would become entitled to an early benefit upon a “Sale of Business.”

C.                                    The Bank is currently negotiating a definitive agreement (the “Merger Agreement”) with Umpqua Holdings Corporation (“Umpqua”), pursuant to which the Bank would merge into Umpqua or its subsidiary.  Upon the consummation of the Merger Agreement (the “Merger”), a “Sale of Business” would occur.

D.                                    Umpqua has expressed an unwillingness to enter into the Merger Agreement, unless the benefits payable under the SERP are confirmed as provided herein.

E.                                      Executive desires to realize the early benefit under the SERP as clarified by this Amendment, which would result from the Merger.

AMENDMENT

1.                                      Effective Date.  This Amendment shall be effective as of the consummation of the Merger (the “Effective Date”).

2.                                      Amendment to Section 7.  Section 7 of SERP is amended to read in its entirety as follows:

“7.                               Termination in a Sale of Business.  In the event there is a Sale of Business, the Executive shall be entitled to be paid in a lump sum on the date of the consummation of the Sale of Business, an amount equal to $576,471.  If Executive is entitled to benefits pursuant to this paragraph, Executive shall not be entitled to any other benefits in this Agreement.  If the benefit payments under this Agreement, either alone or together with other payments to which the Executive is entitled to receive from Employer, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code.  The reduction in benefits payments shall be made by applying 50% of the reduction to the benefits payments to be received under this Agreement and 50% to the benefits to be received under the Amendment to the Executive’s Amended and Restated Severance Agreement of even date herewith.  The determination of any reduction in the benefit payments pursuant to the foregoing provisions, shall be made by mutual agreement of Executive and Employer or if no agreement is possible, by a certified public accountant or other qualified expert concerning Section 280G,  mutually agreeable to Executive and Employer.

“If the Internal Revenue Service or any other tax authority makes any claim, demand or assessment in any form based directly or indirectly, in whole or in part, on the allegation that any payment under this Agreement and/or any other payment by Employer to or for the benefit of the Executive at any time constitutes a “parachute payment” under Section 280G of the Code or any similar or successor provision of federal or state law, Executive agrees that Employer, its successors and assigns shall have no obligation, whether for defense, indemnification, reimbursement or otherwise, with respect to such claim, demand or assessment.”

3.                                      Continuing Agreement.  Except as set forth in Section 2 above, all other provisions of the SERP remain in full force and effect.

“BANK”	“EXECUTIVE”

By:
Name:	Kirk N. Dowdell
Its:

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